Exhibit 99

FOR RELEASE 7:30 AM CENTRAL Monday, January 31, 2011 Contact: Lance Berry (901) 867-4607
Wright Medical Group, Inc. Announces Expansion of
Relationship with Kinetic Concepts, Inc.
Extension of Supply Agreement to Wright for GRAFTJACKET® Matrix for Orthopaedic
Markets and License of GRAFTJACKET® Brand to KCI for Wound Markets
ARLINGTON, TN — January 31, 2011 — Wright Medical Group, Inc. (NASDAQ: WMGI), a global orthopaedic medical device company and a leading provider of surgical solutions for the foot and ankle market today announced the extension of Wright’s supply agreement with LifeCell Corporation, a business unit of Kinetic Concepts, Inc. for the supply of GRAFTJACKET® Regenerative Tissue Matrix through December 2018 for orthopaedic markets. Wright also announced an agreement to license Wright’s GRAFTJACKET® brand to KCI for exclusive use in wound markets. Consideration to be paid by KCI consists primarily of $8.5 million payable over the next twelve months as well as payments based on future sales of licensed products.
Wright launched the GRAFTJACKET® Matrix, provided through a supply and development relationship with LifeCell into orthopaedic applications in 2002 and has developed the product into the market leading orthopaedic soft-tissue reinforcement material. Wright will maintain focus on its core orthopaedic markets selling the product for orthopaedic applications through its focused foot and ankle sales channel and large joint reconstructive sales force.
Wright has also invested heavily in demonstrating the clinical efficacy of GRAFTJACKET® Matrix in the treatment of chronic wounds. Ultimately the value of this asset will be maximized by leveraging the KCI wound sales channel and dedicated infrastructure. KCI’s Active Healing Solutions™ business unit has approximately 1,500 sales representatives who maintain existing relationships with the defined surgical specialties.
Gary D. Henley, President and Chief Executive Officer of Wright commented, “We are excited about the opportunity to further expand our relationship with KCI. These agreements ensure that we continue to have access to the premier soft-tissue matrix for our core orthopaedic markets. Additionally, KCI’s leadership position in the wound market makes it the perfect partner for maximizing the value of the GRAFTJACKET® brand within the wound space.”
While the license agreement is expected to have a negative impact on Wright’s sales growth rate of approximately 1% to 2% in 2011, it is not expected to have an impact to earnings results.
About Wright Medical Group, Inc.
Wright Medical Group, Inc. (NASDAQ: WMGI) is a global orthopaedic medical device company and a leading provider of surgical solutions for the foot and ankle market. It specializes in the design, manufacture and marketing of devices and biologic products for extremity, hip and knee repair and reconstruction. Wright has been in business for 60 years and markets its products in over 60 countries worldwide. For more information about Wright Medical, visit its website at www.wmt.com.

This press release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Such risks and uncertainties include the impact of Wright’s settlement of the federal investigation into Wright’s consulting arrangements with orthopaedic surgeons relating to its hip and knee products in the United States, including Wright’s compliance with a Deferred Prosecution Agreement through September 2011 and a Corporate Integrity Agreement through September 2015, and those risks and uncertainties discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, under the heading, “Risk Factors” and in Item 1A of Part II of our 10-Qs filed during 2010). Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date of this press release, and we undertake no obligation to update such statements after this date.